Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Envestnet, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-169050 and 333-181071) on Form S-8 of Envestnet, Inc. (the Company) of our reports dated June 14, 2013, with respect to the consolidated balance sheets of Envestnet, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Envestnet, Inc.

Our report dated June 14, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, expresses our opinion that Envestnet, Inc. did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria related to the ineffective controls over income tax accounting and disclosure.

Our report dated June 14, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, also contains an explanatory paragraph that states that management excluded Tamarac, Inc. and Prima Capital Holding, Inc. from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, because those entities were acquired by the Company in purchase business combinations in the second quarter of 2012.

/s/ KPMG LLP

Chicago, Illinois
October 8, 2013